UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2009

CIRCUIT CITY STORES, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-5767 (Commission File Number)	54-0493875 (I.R.S. Employer Identification No.)

4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 290-4302

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 1, 2009, Circuit City Stores, Inc. (the "Company") completed the sale of its Canadian operations.  A subsidiary of Bell Canada ("Bell") acquired substantially all of the assets of InterTAN Canada Ltd., an indirect, wholly-owned subsidiary of the Company that operated retail stores and dealer outlets in Canada primarily under the trade name The Source by Circuit City.  Additionally, Bell purchased certain trademarks from Circuit City Stores West Coast, Inc., a wholly-owned subsidiary of the Company, and the equity shares of a global sourcing company from Ventoux International, Inc., a wholly-owned subsidiary of the Company.  On November 10, 2008, InterTAN Canada Ltd. received creditor protection from the Ontario Superior Court of Justice under the Companies' Creditors Arrangement Act (the "CCAA").  Bell entered into the asset purchase agreement pursuant to the court-monitored sales process.  Under the terms of the asset purchase agreement, the purchase price for the transaction is $116.8 million (the equivalent of C$135 million), plus $30.3 million (the equivalent of C$35 million) for working capital .  The consideration for working capital is subject to closing adjustments.  Of the proceeds, $15 million has been paid to the Company for the trademarks and the shares of the sourcing company.  The remaining proceeds of the sale first will be used to settle the claims made against InterTAN Canada Ltd under the CCAA.  Any remaining proceeds will be distributed to the Company.  The Company continues to anticipate that no liquidation payments will be made to its equity security holders.

Forward Looking Statements

Statements made in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company's expectations concerning the bankruptcy process. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, developments in the bankruptcy proceedings, the results of the liquidation sales and other matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCUIT CITY STORES, INC.
(Registrant)

Date: July 2, 2009	By: /s/Michelle O. Mosier
Michelle O. Mosier
Vice President and Controller